                                                                    EXHIBIT 10.3

--------------------------------------------------------------------------------

                           PURCHASE AND SALE AGREEMENT
                              (Oakridge, Tennessee)

--------------------------------------------------------------------------------

         This Purchase and Sale Agreement (the "Agreement") is made this 5th day of July, 2005, by and between OSBORNE & WILSON DEVELOPMENT CORP., INC., an Arkansas corporation authorized to do business in the State of Tennessee (hereinafter "Seller"), and DIVERSICARE LEASING CORP., a Tennessee corporation (hereinafter "Buyer ").

                              W I T N E S S E T H :

         WHEREAS, Seller is the owner of a 120 bed nursing care facility with an address of 100 Elmhurst Drive, Oakridge, Tennessee 37830, and the furnishings and equipment therein owned by Seller; and

         WHEREAS, Seller is currently leasing the nursing care facility to Buyer, under a Lease Agreement (With Option to Purchase) dated on or effective as of July 7,1989, between Seller, as the lessor therein, and Diversicare Corporation of America ("DCA"), as the original lessee therein, as amended by Addendum to Lease Agreement dated April 30, 1992, and Second Addendum to Lease Agreement dated September 10, 1993 (the "Lease"), which was assigned by DCA to and assumed by Buyer pursuant to an Assignment and Assumption of Lease dated May 10, 1994; and

         WHEREAS, Buyer is the current licensed operator of the nursing care facility and is operating the same; and

         WHEREAS, Seller and Buyer have agreed that Seller shall sell and Buyer shall purchase the nursing care facility upon terms and conditions herein contained herein and at the closing the Lease shall terminate.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the Seller and Buyer covenant and agree with each other as follows:

         1. SALE.

                  Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller upon the terms and conditions contained herein the following (the "Facility"):

                  (i) All of Seller's right, title, and interest in and to the real property with a street address of 100 Elmhurst Drive, Oakridge, Tennessee 37830, and more particularly described in EXHIBIT A attached hereto ("Land"), together with the improvements thereon consisting of a 120 bed nursing care facility ("Building"), landscaping, fencing, paving and surfacing thereon (collectively the "Real Property");

                  (ii) All of Seller's right, title and interest in and to all equipment (whether movable or attached to the Facility), personal property, furniture, fixtures, office equipment, diagnostic equipment apparatus, medical equipment, inventory, rugs, carpeting and drapes located therein that are owned by Seller and used in the operation and maintenance of the nursing home facility ("Personal Properly"').

                  (iii) To the extent they exist in Seller's name, all equipment leases, maintenance contracts, service contracts, suppliers contracts, leases, subleases, sublicenses, concessions and any other contracts listed on the attached EXHIBIT B ("Contracts"), and Buyer shall assume all obligations thereunder owing.

                  (iv) To the extent they exist in Seller's name and are assignable, all licenses, approvals, certificates of need, determinations of need, franchises, accreditation's, waiver beds, certificates, certifications, consents, permits and other authorizations benefiting, relating to or affecting the operation of the Facility or the operation of programs in connection with the Facility issued by or entered into with any third party payor program or accreditation body or any governmental unit or political subdivision (whether federal, state, county, district, municipal, city or otherwise, whether now or hereafter in existence) or any agency authority, body, board, commission, court, instrumentality, legislature or office thereof or created thereby, and all renewals, replacements and substitutions therefore ("Permits").

                  (v) All of Seller's right, title and interest in and to the name "Briarcliff Health Care Center" and any usage or derivative thereof.

         2. PURCHASE PRICE.

         Buyer agrees to pay for the purchase of the Facility and Seller agrees to accept for the sale of the Facility the sum of Six Million Six Hundred Thousand Dollars ($6,600,000.00), based upon $55,000 for each of the 120 nursing beds, plus the rental that would have been owed and paid to Seller under the Lease from the date of closing until December 31, 2005 had the Lease not been canceled at closing ("Purchase Price").

         3. DEPOSIT.

         Within seven (7) days after the identification and approval of the Title Company pursuant to Paragraph 5 hereof, Buyer will deliver a check in the amount of Fifty Thousand Dollars ($50,000.00) as earnest money deposit (the "Deposit") to the offices of the Title Company which shall act as escrow agent ("Escrow Agent") for the purposes of holding the Deposit under this Agreement. The Deposit shall be held by the Escrow Agent and applied against the Purchase Price at Closing unless paid to Seller or refunded to Buyer as otherwise provided for in this Agreement.

         4. WARRANTY OF TITLE.

         (a) Seller warrants and represents that it owns the fee simple and merchantable title to the Real Property, subject only to the Permitted Exceptions (as defined herein), and the Personal Property.

         (b) Seller warrants and represents to Buyer that it shall convey to Buyer at Closing title to the Facility as follows:

                  (i) Title to Real Property shall be conveyed in fee simple by Warranty Deed, shall be good and marketable and free and clear of all liens, encumbrances or other matters affecting title, other than the Permitted Exceptions (as defined herein), and an Owner's title insurance policy for the full amount of the Purchase Price will be issued to Buyer at the Closing, which policy shall show and insure that legal title will be vested in Buyer subject only to the Permitted Exceptions.

                  (ii) Title to the Personal Property shall be conveyed by Bill of Sale free and clear of all liens, security interests and other encumbrances except as otherwise specified herein.

                  (iii) Seller's rights in the Contracts shall be transferred by an assignment with Buyer assuming Seller's obligations thereunder.

                  (iv) All of Seller's rights in the Permits, if any, shall be transferred by an assignment or other appropriate document.

         5. TITLE COMMITMENT AND SURVEY.

         (a) Within twenty (20) days of the execution hereof, Seller, at Seller's expense, shall cause a nationally recognized title insurance company reasonably acceptable to Buyer (the "Title Company") to issue and deliver to Seller and Buyer a current commitment for title insurance ("Title Commitment") dated on or after the effective date of this Contract, binding the title company to issue an owner's policy of title insurance ("Owner's Title Policy") to Buyer at Closing in the amount of the Purchase Price, and setting forth all matters affecting title to the Property, together with copies of any recorded documents referenced in or constituting exceptions under the Title Commitment. The Title Commitment shall provide that the title policy, when issued, will have all standard printed exceptions removed and will provide for such coverages and endorsements as may be reasonably required by Buyer. Seller shall deliver at Closing all affidavits, certificates or other documentation required by the Title Company to issued the title policy as herein contemplated. Buyer, at Buyer's expense, shall have the benefit of a simultaneous issue mortgagee title policy for any lender of Buyer placing a deed of trust on the Facility in connection with its purchase by Buyer. At Closing, Seller shall pay the cost of the Owner's Title Policy up to the amount of the Purchase Price. Buyer shall be responsible and pay for the cost of any mortgagee policy for Buyer's lender and the costs of any endorsements or affirmative coverages required by Buyer or its lender.

         (b) Within thirty (30) days after the execution hereof, Seller, shall cause to be prepared and delivered to Buyer and the Title Company a current as-built survey ("Survey") of the Real Property and improvements certified as to a date after the effective date of this Contract prepared by a registered professional surveyor acceptable to Seller, Buyer and the Title Company ("Surveyor"). The Survey shall be prepared in conformity with the Minimum Standard Detail Requirements for an ALTA/ACSM Land Title Survey for improved real property as adopted by ALTA, ACSM and NSPS in 1999 and including such Items of Table A thereof as Buyer may request. The Survey shall be certified to the Title Company, Seller, Buyer and Buyer's lender and shall include a Surveyor's certificate in form and substance reasonably satisfactory to Seller, Buyer, the Title Company and Buyer's lender. The Survey shall reflect the property boundary lines, the location and existence of all improvements thereon, any easements and any boundary line encroachments. The metes and bounds description of the Land reflected in the Survey as approved by Buyer pursuant to Section 3(c) below shall be substituted for the description of the Land set forth in EXHIBIT A hereto and shall be included in the deed to be delivered at Closing. The Survey shall be sufficient in form and content to remove the standard printed survey exceptions from the Owner's Title Policy to be issued to Buyer at Closing. Seller shall pay for the cost and expense of the Survey up to the amount of $4,620; Buyer shall pay and be responsible for the cost and expense of the Survey, if any, in excess of such amount.

         (c) Buyer shall provide Seller with written notice of any objections to matters set forth in the Title Commitment and/or Survey within fifteen (15) days after receipt of the Title Commitment and Survey, whichever is last. All matters set forth in the Title Commitment and Survey not objected to by Buyer shall be deemed approved and shall constitute a permitted exception ("Permitted Exceptions").

         (d) Seller shall within five (5) days after receipt of such notice from Buyer, notify Buyer in writing either (i) that Seller is unable to correct such unacceptable matters, or (ii) that Seller, at its sole cost and expense, shall undertake promptly to eliminate or modify all such unacceptable matters to the reasonable satisfaction of Buyer. In the event Seller elects (ii) above, Seller agrees to use its best effort to satisfy promptly any such objections at its sole cost and expense prior to the Closing Date. If required, Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of satisfying such objections. In the event Seller is unable, with the exercise of due diligence, through the payment of money or legal proceedings, to satisfy said objections within thirty (30) days after said notice from Buyer, Buyer may, at its option, either (i) accept title subject to the objections raised by Buyer, with an adjustment in the Purchase Price acceptable to both Buyer and Seller, in which event said objections shall be deemed to be waived for all purposes or (ii) terminate this Agreement, whereupon this Agreement shall be no further force and effect, the Deposit shall be refunded to Buyer, and neither party shall have any further liability hereunder.

         (e) Seller shall discharge (or otherwise cause to be deleted) all monetary liens and mechanic's and materialmen's liens against the Property at or prior to Closing.

         6. CLOSING.

         (a) The closing and settlement ("Closing") shall take place on or before August 31, 2005 ("Closing Date") at the offices of the Title Company or at such other place as the parties agree.

         (b) At Closing, Seller shall deliver the executed documents required of it hereunder for the conveyance and Closing.

         (c) At Closing, Buyer shall pay the Purchase Price and deliver the executed documents required of it hereunder for the purchase and Closing.

         7. CONDITION PRECEDENT.

         This entire Agreement and the obligations of Buyer to purchase the Facility shall be contingent upon the occurrence of all of the following events (collectively, the "Contingencies"):

                  (i) Buyer shall approve the condition of title of the Facility; and

                  (ii) Buyer shall have received prior to closing from the applicable governmental authorities approval of the transfer of the Facility, if required, and the issuance of the appropriate licenses and permits for the occupation and operation by Buyer of the Facility as a nursing care facility (collectively the "Approvals").

         8. ADMINISTRATION/MANAGEMENT.

         Seller shall have no obligation for the management or operation of the Facility up to the Closing nor liable for any costs thereof or liabilities arising therefrom. At and after Closing, Buyer shall be responsible for the operation of the Facility without any liability to Seller.

         9. RESPONSIBILITIES AND INDEMNIFICATION AS TO LIABILITIES.

         (a) Buyer, upon Closing, shall indemnify and hold harmless Seller and its officers, directors, members, shareholders, employees, agents and controlling persons against any and all claims, demands, suits, damage, liability, loss and expense, including, without limitation, reasonable attorneys' fees (collectively "Losses"), which Seller may sustain or suffer or to which Seller may become subject as a result of: (i) events which occurred prior or subsequent to Closing arising out of the conduct of Buyer, its agents, employee or guests and for which Buyer is liable, (ii) any misrepresentation, breach of warranty, or non fulfillment of any agreement on the part of Buyer under this Agreement or any other agreement used in the Closing, (iii) any, breach or non fulfillment by of any term. covenant or provision of the Contracts arising out of conduct of Buyer occurring prior to the Closing Date for which Buyer is liable, and (iv) any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Buyer to Seller hereunder. This indemnification shall be in addition to any indemnification owed by Buyer to Seller under the Lease.

         (b) Seller, upon Closing, shall indemnify and hold harmless Buyer and its officers, directors, members, shareholders, employees, agents and controlling persons against any Losses which Buyer may sustain or suffer or to which Buyer may become subject as a result of (i) events which occurred prior to Closing arising out of the conduct of Seller for which Seller is liable, (ii) any misrepresentation, breach of warranty, or non fulfillment of any agreement on the part of Seller under this Agreement or any other agreement used in the Closing, (iii) any, breach or non fulfillment by of any term, covenant or provision of the Contracts arising out of conduct of Seller occurring prior to the Closing Date for which Seller is liable, and (iv) any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Seller to Buyer hereunder. This indemnification shall be in addition to any indemnification owed by Seller to Buyer under the Lease.

         (c) The indemnity provisions of the Lease shall survive Closing.

         10. SELLER'S REPRESENTATIONS AND WARRANTIES.

         (a) Seller represents and warrants and covenants to Buyer as of the execution of this Agreement and as of the Closing that:

                  (i) Seller is a duly organized and validly existing corporation and is in good standing under the laws of the State of Tennessee.

                  (ii) Seller is the owner of the Facility and has the requisite power and authority to own the Facility, and further has the power and authority to sell and dispose of the Facility upon the terms and conditions herein contained.

                  (iii) The execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not violate the Articles of Incorporation or By-Laws of Seller, nor any indenture, mortgage, deed of trust or other instrument or agreement or any order, judgment or decree to which Seller is subject that will not be satisfied at or prior to closing.

                  (iv) The shareholders and directors of Seller, have been notified of the proposed execution of this Agreement and all members of each group have consented to the transactions contemplated hereby as required in Seller's By-Laws.

                  (v) The information and data set forth herein and on all exhibits attached hereto are accurate and complete as of the date hereof.

                  (vi) Seller has not received notice of violation of any applicable law, ordinance, regulation, order or requirement relating to the Facility or the operation of the Facility that has not been remedied and to the knowledge of Seller there are no such claims or proceedings pending or threatened.

                  (vii) The Facility is, to Seller's knowledge, structurally sound and the mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in proper working order.

                  (viii) From the date of this Agreement to the Closing, Seller shall not sell, transfer or encumber the Facility nor engage in any conduct which would damage the Facility or the operation thereof.

                  (ix) Seller is not to the best of its knowledge subject of any pending or threatened investigation, regulatory action, or litigation with respect to the Facility.

                  (x) Seller shall cooperate as necessary to bring about the consummation of the transactions contemplated by this Agreement.

                  (xi) Without the prior written approval of Buyer, Seller shall not, from the date hereof until the Closing Date: (i) make any material physical changes or material physical alterations to or upon the Facility or any part thereof, except as the result of an emergency or governmental order; (ii) enter into or extend any agreements affecting all or any part of the Facility that will survive the Closing Date (other than in the ordinary course of business); (iii) assign, transfer, convey, hypothecate, pledge, create a security interest in or lien upon the Facility, unless same shall be removed prior to Settlement, or (iv) grant any easement or right-of-way across the Facility that would (aa) materially-adversely affect the title to the Facility as it exists on the date hereof; except to cure title objections raised by Buyer, or (bb) restrict limit or prohibit in any materially-adverse respect Buyer's use of the Facility.

                  (xii) Seller shall cause the lessee under the Lease to maintain the Facility in its present order and condition (ordinary wear and tear and damage by casualty excepted) until the Closing Date.

                  (xiii) Seller shall cause the lessee under the Lease to maintain property damage insurance policies relating to the Facility, or any part thereof, in full force and effect until the Closing Date.

                  (xiv) Seller shall provide Buyer, to the extent not previously received, with a copy of any written governmental notice received by Seller after the date hereof and prior to the Closing Date related to any violations of any federal, state or municipal laws, ordinances, orders, regulations and requirements affecting the Facility.

                  (xv) The Facility is duly licensed Nursing Home Facility with 120 Medicaid certified residential care beds pursuant to applicable Tennessee law. Seller has not been subject to nor received notice of any inquiries, surveys, audits or investigative demands by any Governmental Authority which would result in a material change, suspension or revocation of the licenses and permits to operate the Facility.

                  (xvi) To the best of Seller's knowledge, the Facility is qualified for participation in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs, and any deficiencies or noncompliance issues, if any, when taken in the aggregate, would not result in a suspension or termination of the Facility's participation in the Medicare or Medicaid Programs.

                  (xvii) To the best of Seller's knowledge, (aa)the Facility is in substantial compliance with the conditions of participation in such program, (bb) Seller has not received notice from the Medicare and Medicaid programs of any pending or threatened investigations or surveys resulting from the Seller's noncompliance with such programs, and Seller has no knowledge that such investigations or surveys are pending, threatened or imminent other than annual or routine surveys, that are expected and due as per standard policy of the State of Tennessee; (cc) the Facility has not been, within the five-year period preceding the Closing Date (the "Accountability Period), cited for a deficiency involving "substandard Quality of care" as defined in 42 C.F.R. Section 488.301; (dd) during the Accountability Period, the Facility has not been cited for a deficiency involving "substandard quality' of care as defined in 42 C.F.R. Section 488.301 in three (3) consecutive standard survey periods; (ee) the Seller has not received notice from the Medicaid program of a pending or threatened investigations resulting from the Seller's noncompliance or surveys in respect to the Seller and no such investigations or surveys are known to be pending, threatened or imminent. Seller will promptly deliver to Buyer any surveys attributable to the Facility that it receives after the date of this Agreement not already in the possession of Buyer.

                  (xviii) To the best of Seller's knowledge, Seller is in compliance with all applicable permits, laws, rules, regulations, ordinances, orders and requirements of all Governmental Authorities having jurisdiction over the Facility and the operations of the Facility, and any deficiencies, if any, will not in the aggregate result in a receivership or a suspension or termination of the applicable licenses and permits of the Facility or any other monetary or non-monetary sanctions and Seller has timely filed all reports, data and other information required to be filed with such Governmental Authorities.

                  (xix) Seller has no contracts with regard to the Facility that has not been disclosed hereunder.

                  (xx) Seller owns and holds good and marketable fee simple title to the Facility, free and clear of all mortgage liens, restrictions, agreements, claims and encumbrances, except for those to be paid off and discharged by Seller on or prior to the Closing Date.

                  (xxi) Seller has not received notice of a violation of any applicable ordinance or other law, order, regulation or requirement including fire code violations, and has not received notice of condemnation lien, assessment or the like relating to any part of the Facility or the operation thereof and. to the best of Seller's knowledge, there is not presently contemplated or proposed any condemnation or similar action or zoning action or proceeding with respect to any portion of the Facility or the operation thereof.

                  (xxii) All of the property is zoned for a nursing home facility and related purposes and the Facility and its operations are in compliance with all applicable zoning ordinances, building codes, codes and licensure requirements (including, without limitation, parking requirements), and the consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing.

                  (xxiii) All taxes, penalties, interest and any other statutory additions which have become due by Seller pursuant to tax returns required to be filed by Seller (collectively, the "Returns"), and any assessments received by Seller (collectively "Payable Tax Items") have been paid. There are no tax liens on the Facility and there are no pending questions or issues known to Seller relating to or claims or assessments for taxes payable by Seller. Seller has paid, or caused to be paid, all real and personal property taxes with respect to the Facility.

                  (xxiv) There are no brokerage or finder's fees or commissions or similar charges which will be payable in connection with the actions contemplated hereby as a result of any agreements or arrangements entered into by Seller or Buyer. If any person claims representation of either party herein, then any such fees, commissions or similar charges are claimed or payable as the result of any person claiming representation of either the Seller or the Buyer, then such shall sole responsibility of the party engaging the services of such person and such party shall , save the other party harmless against any and all such claims.

                  (xxv) At Closing, Seller shall execute and deliver to the closing agent the closing documents required of it herein to complete the transaction contemplated hereunder.

         (b) The foregoing Representations and Warranties and Covenants of Seller shall survive Closing.

         11. BUYER'S REPRESENTATIONS AND WARRANTIES.

         (a) Buyer represents and warrants and covenants to Seller as of the execution of this Agreement and as of the Closing that:

                  (i) Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Tennessee.

                  (ii) Buyer is the owner of the leasehold estate of the Facility under the Lease with Seller, that it is purchasing the Facility pursuant to the purchase option contained in the Lease, and that the Lease will be terminated at Closing.

                  (iii) The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and effectively authorized by the stockholders and directors of Buyer, and will not violate the Articles of Incorporation or By-Laws of Buyer, nor any indenture, mortgage, deed of trust or other instrument or agreement or any order, judgment or decree to which Buyer is subject that will not be satisfied at or prior to closing.

                  (iv) Buyer will continue to operate the Facility and comply with its obligations under the terms of the Lease until Closing.

                  (v) The Facility is structurally sound and all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in proper working order.

                  (vi) Buyer is not the subject of any investigation, and Buyer is not a party to any regulatory action, or pending or, to the best of its knowledge, threatened (in writing) litigation with respect to the Facility whether such may or may not encumber the Facility or impair the operation of the Facility including, without limitation, any action which would impair the License or participation in the Federal Medicare Program, the Tennessee Medicaid Assistance Program or other governmental reimbursement programs or private reimbursement programs. There are no claims, proceedings or actions, whether threatened (in writing) or pending, known to Buyer related to the Facility.

                  (vii) Buyer shall cooperate as necessary to bring about the consummation of the transactions contemplated by this Agreement.

                  (viii) Unless otherwise agreed to by Buyer and Seller, The Lease shall terminate as of the Closing Date.

                  (ix) Buyer has paid, or caused to be paid, all real and personal property taxes assessed or imposed on or with respect to the Facility since the commencement of the Lease.

                  (x) Buyer is not aware of any encroachments onto the Facility by any third party nor any claims of ownership by a third party adverse to that of Seller.

                  (xi) At Closing, Buyer shall execute and deliver to the closing agent the closing documents required of it herein to complete the transaction contemplated and pay to the closing agent all monies due Seller hereunder.

         (b) The foregoing Representations and Warranties and Covenants of Buyer shall survive Closing.

         12. PRORATION OF EXPENSES.

         Buyer is currently the operator of the Facility pursuant to the Lease and has been obligated to pay the day-to-day costs of operation since the inception of the Lease. Therefore, any costs of operation, property taxes, etc. shall be born by Buyer.

         13. ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIALS.

         (a) For purposes of this Section 13, "Hazardous Materials" means any "chemical substances", "hazardous or toxic wastes" and "oil", as such terms now are respectively defined under the Federal Comprehensive Environmental Response. Conservation and Liability Act of 1980. 42 U.S.C. Section 9601 et. seq., the Hazardous Sites Cleanup Act, Act of October 18,1988, P.L. 756. No.108, the Federal Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act 33, U.S.C. Section 1321, et seq., the Federal Clean Water Act, 33 U.S.C. Section 1321, et. seq., the Federal Clean Water Act, 33 U.S.C. Section 1251, et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et sec:, and the regulations promulgated under all of the foregoing. as all of the foregoing may have been amended, or similar laws, rules, regulations, orders and decrees now enacted, including, without limitation, asbestos, asbestos containing materials, oil or other petroleum products, polychlorinated biphenyl and other toxic waste and substances.

         (b) Seller represents and warrants to Buyer concerning the Facility that Seller has not:

                  (i) been, is or will be involved in any operations at the Facility which operations could lead to (aa) the imposition of liability under any law on any subsequent owner of the Facility or (bb) the creation of a lien on the Facility under any law;

                  (ii) caused, suffered or permitted to occur any condition which may cause a release, threat of release or discharge of any Hazardous Materials at, upon, under or within the Facility;

                  (iii) received notification from any federal, state or other governmental authority, of any potential known, or threatened release of any Hazardous Materials on or from the Facility and which may result in a lien on the Facility or the application of any penalty, fine, charge or expense against the Facility by any such governmental authority or by any other person or entity in connection with the assessment containment or removal of any release or threatened release, of any Hazardous Materials from the Facility or any adjacent property or any such site or vessel.

         (c) Buyer represents and warrants to Seller concerning the Facility that Buyer has not:

                  (i) been, is or will be involved in any operations at the Facility which operations could lead to (aa) the imposition of liability under any law on any subsequent owner of the Facility or (bb) the creation of a lien on the Facility under any law;

                  (ii) caused, suffered or permitted to occur any condition which may cause a release, threat of release or discharge of any Hazardous Materials at, upon, under or within the Facility;

                  (iii) received notification from any federal, state or other governmental authority, of any potential known, or threatened release of any Hazardous Materials on or from the Facility and which may result in a lien on the Facility or the application of any penalty, fine, charge or expense against the Facility by any such governmental authority or by any other person or entity in connection with the assessment containment or removal of any release or threatened release, of any Hazardous Materials from the Facility or any adjacent property or any such site or vessel.

         (d) Neither Seller nor Buyer has knowledge of any release, threat of release, deposit storage, disposal, burial, discharge, Spillage, uncontrolled seepage or filtration of any Hazardous Materials at, upon, under or within the Facility (other than minor, incidental spillage of fuel or oil during the construction of the Facility or possibly cleaning supplies used at the Facility during the operation thereof).

         (e) Neither Seller nor Buyer has permitted any tenant or occupant of the Facility to engage in any activity that could impose liability under any law on such tenant, occupant, Seller, Buyer, or any other owner of the Facility.

         (f) Buyer, at its expense, may obtain a Phase I environmental audit of the Facility. Buyer shall provide a copy of any Phase I environmental audit it obtains.

         14. CONDITIONS OF CLOSING.

         The Closing shall be contingent upon the following conditions occurring on or before the Closing Date:

         (a) This Agreement is duly executed by both Seller and Buyer;

         (b) Approval of the condition of title by Buyer;

         (c) The Phase I environmental audit for the Facility, if obtained by Buyer, is acceptable to Buyer in its sole discretion, pursuant to Section 15;

         (d) Seller and Buyer all executing and delivering the closing documents required herein;

         (e) Delivery of such documentation as may be required to evidence required approval of the shareholders or directors of Seller and Buyer of this transaction;

         (f) The consummation of financing required of Buyer hereunder upon terms and conditions which are satisfactory to Buyer, in its sole and absolute discretion;

         (g) The approval of the Tennessee State Department of Health (or such other state agency or department), to the extent required, of the transactions herein contemplated;

         (h) Delivery by Seller and Buyer of all other usual and customary instruments, certifications and other documents with respect to the sale and purchase of the Facility; and

         (i) Cancellation of the Lease between Seller and Buyer.

Any of the Conditions of Closing may be waived in writing if signed by Buyer and Seller. If any condition set forth above is not timely satisfied or waived on or before the last date for Closing hereunder for a reason other than a default by Buyer in the performance of its obligations under this Agreement, then Buyer may and shall have the right (i) to terminate this Agreement by giving written notice to Seller on or before the date for Closing hereunder, or (ii) waive such condition and proceed to close the purchase of the Facility in accordance with the terms of this Agreement, or (iii) elect to extend the Closing Date for up to thirty (30) days to give the parties additional time to satisfy such conditions, failing which Buyer may elect either of the options provided in clauses (i) or
(ii), above. In the event Buyer elects to terminate this Agreement, the Deposit shall be refunded to Buyer immediately upon request therefore, and the parties shall be relieved of any further obligations hereunder.

         15. CLOSING EVENTS AND DOCUMENTS.

         (a) At Closing, Seller shall deliver to the Title Company for further delivery to Buyer the following closing documents ("Seller's Closing Documents"):

                  (i) A fully executed Special Warranty Deed in the form attached hereto as Exhibit C (the "Deed") conveying the Facility, in fee simple, to Buyer;

                  (ii) A fully executed Bill of Sale in the form attached hereto as Exhibit D conveying the personal property to be delivered to Buyer pursuant to this Agreement, if any;

                  (iii) An Assignment and Assumption of Contracts assigning to Buyer all of Seller's interest in the Contracts, if any;

                  (iv) A certificate executed by a duly authorized officer of Seller certifying that as of Closing all of the representations and warranties made by Seller contained in this Agreement are true and correct as though such representations and warranties had been made as of the Closing Date and that each covenant and agreement of Seller to be performed prior to or as of Closing pursuant to this Agreement has been performed;

                  (v) An Assignment of Permits assigning to Buyer all of Seller's interest in the Permits, if any;

                  (vi) A standard form title company owner's affidavit as reasonably required by the Title Company for the elimination of any standard exceptions listed as exceptions on the Owner's Title Policy;

                  (vii) A certificate of non-foreign status (FIRPTA Certificate) of Seller;

                  (viii) The Owner's Title Policy;

                  (ix) The final Survey; and

                  (x) The cancellation of the Lease duly executed by Seller.

         (b) At Closing, Buyer pay and deliver to the Title Company for further delivery to Seller the following ("Buyer's Closing Documents"):

                  (i) The balance of the Purchase Price after credit for the Deposit and any adjustments provided for herein by wire transfer of immediately available Federal funds;

                  (ii) The cancellation of the Lease duly executed by Buyer; and

                  (iii) An assumption agreement with respect to all Contracts to be assigned to and assumed by Buyer hereunder.

         (c) At Closing, Seller and Buyer shall each deliver to the Title Company, as closing agent, and to the other party, evidence reasonably sufficient to satisfy the Title Company that:

                  (i) Such party is duly organized;

                  (ii) As of the date of Settlement such party is validly existing, qualified to do business and in good standing in the state of its formation and, if different, in the State of Tennessee; and

                  (iii) The execution, delivery and performance of this Agreement has been duly authorized and approved by all shareholders of Seller and Buyer.

         (d) The delivery of the documents and the payment of the sums to be delivered and paid at Closing shall be accomplished through the Title Company or other agreed upon closing agent (the "Closing Agent").

         (e) All transfer and recordation taxes (whether in the nature of revenue stamps or otherwise) imposed by any state, county, or other governmental entity in connection with the recording of the deed evidencing the sale and purchase of the Facility shall be shared equally by Buyer and Seller; all transfer and recordation taxes (whether in the nature of revenue stamps or otherwise) imposed by the state, county or other governmental entity in connection with the recording of any mortgage, deed of trust or other financing documents granted by Buyer to its lender shall be paid by Buyer.

         (f) Buyer shall pay all recording fees charged to record the deed(s) delivered by Seller to Buyer and any mortgage, deed of trust or other financing documents granted by Buyer to its lender.

         (g) Buyer shall pay all other costs and fees incurred by it in connection with this transaction, including its legal fees.

         (h) Seller shall pay all other costs and fees incurred by it in connection with this transaction, including its legal fees.

         (i) Seller shall pay the charges of the Title Company for the Owner's Title Policy insurance premium and title examination costs incurred in connection herewith. Buyer shall pay for any additional charges incurred with regard to any mortgagee policy, special endorsements, etc., as provided in Paragraph 5(a) above.

         (j) Real estate taxes, assessments (general or special, public or private), personal property taxes pertaining to the Facility shall be paid by Buyer.

         (k) The cost of the Survey of the Real Property shall be paid by Seller and Buyer as set forth in Paragraph 5(b), above.

         (l) Buyer and Seller shall each pay one-half (1/2) of the fees of the Closing Agent for closing this transaction.

         16. TESTS AND STUDIES.

         Buyer shall have the right prior to Closing to make or cause to be made. at Buyer's sole cost and expense, such engineering tests, investigations, Phase I studies, surveys, examinations, appraisals, or other studies of the Facility as Buyer may desire to make.

         17. FAILURE OF CLOSING.

         (a) If the Closing does not occur by reason of Seller's failure or refusal to complete the Closing without proper cause, and Buyer has not pursued the remedies under clauses (i) and (ii) of Paragraph 14, then Buyer may, within thirty (30) days after the date the Closing is finally scheduled, elect in writing as its sole remedy, to either:

                  (i) Cancel this Agreement and receive a refund of the Deposit paid hereunder and Seller shall promptly pay to Buyer an amount equal to Buyer's reasonable attorney's fees, accounting fees and other fees and out of pocket expenses, including but not limited to, the costs of those tests and studies performed by or for Buyer, that were incurred by Buyer from the date of this Agreement in connection with this proposed transaction; or

                  (ii) Obtain specific performance of this Agreement.

         (b) If the Closing does not occur by reason of the Buyer's failure or refusal to complete the Closing without proper cause, then Seller's sole remedy shall be Buyer's forfeiture of the Deposit paid hereunder and Buyer shall promptly pay to Seller an amount equal to Seller's reasonable attorney's fees, accounting fees and other fees and out of pocket expenses, including but not limited to, the costs of surveys, title examination, tests and studies performed by or for Seller, that were incurred by Seller from the date of this Agreement in connection with this proposed transaction.

         (c) In no case shall any of the partners, officers or directors of either Buyer or Seller have any personal liability whatsoever arising under or in connection with the Agreement.

         18. NOTICES OF VIOLATIONS.

         All notices of violations of local ordinances or requirements issued by legal authority or prosecutions in any court on account of such violations affecting the Facility shall be defended and complied with by Buyer prior to the time of settlement so the Facility will be conveyed free of any such violations.

         19. RISK OF LOSS.

         Until Closing, the risk of loss or damage to the Facility by fire or other casualty shall continue in Seller, subject to the requirements of the Lease.

         20. CONDEMNATION.

         If at or prior to the time of settlement, any portion of the Facility shall be condemned or taken pursuant to any governmental or other power of eminent domain, any written notice of taking or condemnation is issued, or any proceedings are instituted by any governmental authority having the power of eminent domain, then Buyer shall have the right to:

                  (i) terminate this Agreement by giving Seller written notice to that effect within ten (10) day's after receiving written notice from Seller advising of the condemnation or taking, whereupon the Deposit shall be refunded to Buyer and Seller and Buyer shall be relieved of further liability under this Agreement, at law or in equity; or

                  (ii) proceed to settlement with a reduction in the Purchase Price equal to the amount of all condemnation awards paid to Seller. together with an absolute assignment of all of Seller's right, title and interest as an owner in any unpaid condemnation awards to be made with respect to the Facility, or

                  (iii) proceed to settlement without a reduction in the Purchase Price, in which case Buyer shall receive at settlement all condemnation awards paid to Seller subsequent to the date of this Agreement for any part of the Facility together with an absolute assignment of all of Sellers' right and interest as an owner any unpaid condemnation awards to be made with respect to the Facility.

If Seller has knowledge of any pending or threatened condemnation proceedings or action or any notices thereof affecting the Facility, Seller will promptly advise Buyer in writing of the matters and facts relating thereto.

         21. COMPLETE AGREEMENT/MODIFICATION.

         (a) This Agreement sets forth all of the promises. covenants. agreements. conditions and understandings between the parties hereto and supersedes all prior and contemporaneous agreements and understandings. inducements or conditions, express or implied, oral or written, except as herein contained.

         (b) This Agreement may not be modified other than by an agreement in writing signed by both Seller and Buyer.

         (c) This Agreement does not modify any of the terms and conditions set forth in the Lease, nor modify any obligations or liabilities of the parties thereunder.

         22. ASSIGNMENT.

         This Agreement is assignable by Buyer to any affiliate or subsidiary of Buyer, or any entity created by Buyer for the purpose of acquiring the Facility; provided that (i) the assignee must execute an assumption agreement assuming all of the liabilities, obligations and duties of Buyer hereunder and (ii) Buyer shall not be released from any liability hereunder.

         23. FURTHER ASSURANCES.

         From and after the execution hereof, at the other's request, each party will duly execute and deliver such documents as may be reasonably necessary-to implement the occurrence of the conditions of Closing herein set forth and any refusal of either party to execute such documents shall be deemed a breach of this Agreement by that party.

         24. NO WAIVER.

         No indulgences extended by any party hereto to any other party shall be construed as a waiver of any breach on the part of such other party, nor shall any waiver of one breach be construed as a waiver of any rights or remedies with respect to any subsequent breach.

         25. NOTICES.

         All notices and other communications under this Agreement shall be in writing and shall be deemed duly given if personally delivered, or if mailed by registered mail or certified mail, return receipt requested, first class, postage prepaid; or delivered to an nationally recognized overnight carrier service for next business day delivery, if addressed to the parties as follows:

         If to Seller, as follows:

                  M. N. Osborne, President
                  Osborne & Wilson Development, Inc.
                  Street Address: 222 Washington St., NW, Camden, AR 71701 Mail Address: P. O. Box 1014, Camden, AR 71711
                  Telephone: (870) 836-8172
                  Facsimile: (870) 836-5535

         With a Copy to (which shall not constitute notice):

                  Paul E. Lindsey, Esquire
                  HARRELL, LINDSEY & CARR, P.A.
                  Street Address: 201 Jackson St., Camden, AR 71701 Mail Address: P. O. Box K, Camden, AR 71711
                  Telephone: (870) 836-7725
                  Facsimile: (870) 836-4643

         If to Buyer, as follows:

                  William R. Council III, President
                  Diversicare Leasing Corp.
                  Street Address: Suite 130, 277 Mallory Station Road,
                                  Franklin, TN 37067
                  Mail Address: Suite 130, 277 Mallory Station Road,
                                Franklin, TN 37067
                  Telephone: (615) 771-7575
                  Facsimile: (615) 771-7942

         With a Copy to (which shall not constitute notice):

                  John Popham, Esquire
                  HARWELL, HOWARD, HYNE, GABBERT & MANNER, P.C.
                  Street Address: 315 Deaderick Street, Suite 1800,
                                  Nashville, TN 37238
                  Mail Address: 315 Deaderick Street, Suite 1800,
                                Nashville, TN 37238
                  Telephone: (615) 256-0500
                  Facsimile: (615) 251-1059

         26. SURVIVAL.

         The terms and provisions of this Agreement shall survive settlement and the execution and delivery of the deed and shall not be merged therein, specifically including, though not limited to, the representations, warranties and indemnities contained herein by both parties.

         27. PARTIAL INVALIDITY.

         If any term, covenant or condition of this Agreement or its application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected. and each term shall be valid and enforceable to the fullest extent permitted by law.

         28. INTERPRETATION.

         The paragraph headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement. If any date upon which action is required under this Agreement shall be a Saturday, Sunday or legal holiday, the date for such action shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday.

         29. BINDING EFFECT.

         All of the covenants. conditions and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of Seller and Buyer.

         30. APPLICABLE LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         31. NOTICE OF BREACH.

         Notwithstanding anything contained herein to the contrary, neither Seller nor Purchaser may claim termination of this Agreement or pursue any other remedy referred to in this Agreement on account of a breach of a condition, covenant or warranty by the other, without first giving such other party written notice of such breach and not less than ten (10) days within which to cure such breach. The Closing will be postponed to the last day of the next calendar month if necessary to afford such opportunity to cure.

         32. BUSINESS DAYS.

         All references to "days" in this Agreement shall be construed to mean calendar days unless otherwise expressed. All references to "business days" shall be construed to mean any day other than a Saturday, Sunday, or any federal or State of Tennessee holiday. In computing any period of time described herein, if the date on which any notice, performance or act to be given, made or performed under this Agreement falls on a Saturday, Sunday or a federal or State of Tennessee holiday, the date when such notice, performance or act must be given, made or performed shall be automatically extended to the next succeeding business day.

         33. ATTORNEYS' FEES.

         In the event it becomes necessary to enforce this Agreement through an attorney, or by the institution of litigation, the prevailing party, in addition to all other damages or remedies which may be awarded, shall be entitled to receive all costs incurred by it in undertaking such action, including court costs, out of pocket expenditures and reasonable attorneys fees. The term "prevailing party" means the party obtaining substantially the relief sought, whether by compromise, settlement, or judgment.

         34. EFFECT OF TERMINATION.

         The Lease shall remain in full force and effect and Buyer shall continue to lease the Facility from Seller, and Seller shall continue to lease the Facility to Buyer, in accordance with all of the terms and conditions thereof, including the payment of rent, until Closing. In the event that this Agreement is sooner terminated by either party for any of the reasons set forth herein, then the Lease, and all of its terms and conditions, and the respective rights, privileges, duties and obligations of the Lessor and Lessee thereunder, including the payment of Rent, shall remain in full force and effect, and Buyer shall continue to lease the Facility from Seller, and Seller shall continue to lease the Facility to Buyer, pursuant to the Lease for the remainder of the term thereof unless otherwise sooner terminated for reasons provided therein.

         IN WITNESS WHEREOF. the parties hereto have executed this Agreement to be effective this 5th day of July, 2005.

                         SELLER:   OSBORNE & WILSON DEVELOPMENT
                                   CORP., INC.


                                   By: /s/ M.N. Osborne
                                       ---------------------------------------

                                   Name: M. N. Osborne
                                   Title: President



                         BUYER:    DIVERSICARE LEASING CORP.


                                   By: /s/ William R. Council III
                                       ---------------------------------------

                                   Name: William R. Council III
                                   Title: President

                                    EXHIBITS


EXHIBIT A         Real Property Legal Description

EXHIBIT B         Contracts to be Assigned to Buyer

EXHIBIT C         Copy of Special Warranty Deed

EXHIBIT D         Copy of Bill of Sale